Exhibit 18.2

January 21, 2003

Board of Directors
Ball Corporation
10 Longs Peak Drive
Broomfield, CO 80021

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended
December 31, 2002 and issued our report thereon dated January 21, 2003.  Note 12 to the financial statements describes a change in accounting principle from a measurement date of September 30 used for determining the fair value of pension plan assets and plan obligations for balance sheet recognition, and for determining plan cost in the following year to a measurement date of December 31.
It should be understood that the preferability of one acceptable method of accounting over another for the measurement date used for determining the fair value of pension plan assets and plan obligations for balance sheet recognition, and for determining plan cost in the following year has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management's determination that this change in accounting principle is preferable.  Based on our reading of management's stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company's circumstances, the adoption of a preferable accounting principle in conformity with
Accounting Principles Board Opinion No. 20.

Very truly yours,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP